CONSENT OF ERNST & YOUNG LLP

Our audits included the financial statement schedule of Navarre Corporation listed in Item 14(a). This schedule is the responsibility of the Company's management. Our responsibility is to express an opinion based on our audits. In our opinion, the financial statement schedule referred to above, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 33-80218 and No. 33-86762 as amended) pertaining to the Navarre Corporation 1992 Stock Option Plan and the Registration Statement (Form S-3 No. 333-09231) pertaining to the registration of 530,000 shares of Navarre Corporation common stock of our report dated April 25, 1997, with respect to the financial statements and schedule of Navarre Corporation included in its Annual Report (Form 10-K) for the period ended March 31, 1997, filed with the Securities and Exchange Commission.

                                          /s/ Ernst & Young LLP

Minneapolis, Minnesota
June 27, 1997